UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 16, 2007

Odyne Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-130768	13-4050047
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

89 Cabot Court, Suite L, Hauppauge, New York	11788
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 750-1010

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective August 16, 2006, we terminated Roger M. Slotkin as our Chief Executive Officer.

(c) Effective August 17, 2006, we appointed Konstantinos (Gus) Sfakianos , our Executive Vice President - Operations, to be our interim Chief Executive Officer. Also effective August 17, 2007, we created an Executive Committee of our Board of Directors, consisting of current directors Bruce E. Humenik, Stanley W. Struble, S. Charles Tabak and Joshua A. Hauser, to assist Mr. Sfakianos in his duties as interim Chief Executive Officer.

Mr. Sfakianos has served as our Executive Vice President - Operations since October 2006, and in a similar position with our predecessor corporation, of which he was co-founder, since August 2001. Mr. Sfakianos has over 10 years of experience in the alternative fuel transportation industry, specifically EVs and HEVs and battery energy storage systems. He co-founded Neocon Technologies in 1995 and Odyne Corporation in August 2001 with Joseph M. Ambrosio, our Executive Vice President - Engineering and Chief Technology Officer. Mr. Sfakianos has worked with organizations such as Blue Bird Corporation, Westinghouse/Northrop Grumman, Solectria, TDM (a Ford subcontractor), Chrysler, Exide Europe, Baker Electric, GNB, Ovonics, HPower and many more. Some of his technical accomplishments include the development of several unique and application specific battery energy storage systems, charging algorithms, and EV/PHEV systems control design. As co-founder of Neocon Technologies, he was responsible for all EV field service, in house production of energy storage systems and general operations. Mr. Sfakianos received a B.S. degree in Mechanical Engineering, with a concentration in Energy Systems, from New York Institute of Technology.

Our predecessor corporation entered into a employment agreement with Mr. Sfakianos effective September 1, 2006, which we assumed at the closing of our reverse merger in October 2006. The employment agreement requires Mr. Sfakianos to devote all of his time and attention during normal business hours to our business as Executive Vice President - Operations. The employment agreement has a term of three years. The employment agreement provides that Mr. Sfakianos will receive an annual salary of $140,000 during the first year of the term with increases equal to 5% of such salary on each anniversary of the effective date of the employment agreement. In addition, he is entitled to (a) receive a cash bonus in an amount determined by the compensation committee of the board of directors if we meet or exceed certain mutually agreed upon performance goals and (b) participate in our stock option plan.

The employment agreement provides for termination of Mr. Sfakianos’ employment without any further obligation on our part upon the death or disability of the executive or for cause. In the event his employment is terminated without cause or for good reason, we are obligated to pay him his salary for the remainder of the term. Termination for cause means termination as a result of (w) willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the executive related to or affecting the performance of his duties, (x) continuing and intentional breach, non-performance or non-observance of any of the terms or provisions of the employment agreement, but only after the failure of the executive to cure the breach within ten days of receipt of notice from us, (y) conduct which the board determines could reasonably be expected to have a material adverse effect on us, but only after the failure of the executive to cease such conduct within ten days of receipt of notice from us, or (z) the executive's conviction of a felony, any crime involving moral turpitude related to or affecting the performance of the executive’s duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against us. Good reason means (i) material breach of our obligations under the employment agreement, (ii) any decrease in the executive's salary during the term of the executive’s employment (except for decreases that are in conjunction with decreases in executive salaries generally), or (iii) any material reduction in his duties or authority.

The employment agreement also contains covenants (a) restricting Mr. Sfakianos from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination for cause or without good reason, for a period of one year thereafter, (b) prohibiting him from disclosing confidential information regarding us, and (c) prohibiting him from soliciting our employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

In connection with our reverse merger transaction in October 2006, the following related party transactions with Mr. Sfakianos took place:

•
We had a total of approximately $62,400 in principal amount of an unsecured loan outstanding from Mr Sfakianos. Interest accrued on this loan at a rate of 8% per annum, compounded monthly based on a 360-day year. On October 17, 2006, the accrued interest was forgiven, approximately one-half of principal amount of the unsecured loan was converted to our equity and the remaining half was repaid from the proceeds of the concurrent private placement.

•	We had a total of approximately $145,000 of deferred compensation due to Mr. Sfakianos, which was forgiven on October 17, 2006.

•
We had outstanding bank and credit card debt of approximately $181,000, which was personally guaranteed by Messrs. Sfakianos and Ambrosio. We repaid this debt from the proceeds of the concurrent private placement and the personal guarantees were released.

Mr. Sfakianos has not engaged in any other related party transaction with us during the last two years, nor has he any family relationship with another of our executive officers or directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYNE CORPORATION

Date: August 17, 2007	By:	/s/ Joshua A. Hauser
Joshua A. Hauser
President and Chief Operating Officer